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                                                                Exhibit 99.5




                                   THE OMC


                        1994 LONG-TERM INCENTIVE PLAN


                     (EFFECTIVE AS OF SEPTEMBER 8, 1993)













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                                   THE OMC

                        1994 LONG-TERM INCENTIVE PLAN

                     (EFFECTIVE AS OF SEPTEMBER 8, 1993)


                              TABLE OF CONTENTS


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                                                                       Page
                                                                       ----
1. Purpose.............................................................  1
2. Scope of the LTIP Plan..............................................  1
     (a) Amount of Stock...............................................  1
     (b) Amount of Stock Subject to
         Incentive Stock Options.......................................  1
     (c) Amount of Stock Available for
         Grant to Reporting Persons....................................  1
     (d) Adjustments...................................................  2
     (e) Reuse.........................................................  2
     (f) Purchase of Stock and Issuance
         Under the Plan................................................  3
3. Administration......................................................  3
4. Eligibility.........................................................  5
5. Conditions to Grants................................................  5
     (a) Grant of Options and Option
         Price.........................................................  5
     (b) Grant of Incentive Stock
         Options.......................................................  5
     (c) Grant of Shares of Restricted
         Stock.........................................................  7
     (d) Grant of SARs.................................................  8
     (e) Grant of Performance Shares...................................  8
     (f) Grant of Performance Units....................................  9
     (g) Grant of LSARs................................................  9
6. Definition of "Fair Market Value"................................... 10
7. Grantee's Agreement to Serve........................................ 10
8. Non-transferability................................................. 11
9. Exercise and Payment................................................ 11
     (a) Exercise of Options........................................... 11
     (b) Exercise of SARs.............................................. 11
     (c) Payment of Performance Shares
         or Performance Units.......................................... 12
     (d) Exercise of LSARs............................................. 12




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

     (e) Special Rules for Officers
         and Directors................................................. 13
10. Accelerated Exercise and Accelerated
     Nonforfeitability................................................. 13
11. Notification under Section
     83(b)............................................................. 14
12. Withholding Taxes.................................................. 14
13. Elective Share Withholding......................................... 14
14. Termination of Employment.......................................... 15
15. Definition of "Change of Control".................................. 17
16. Substituted Options, SARs,
     Performance Shares and Performance
     Units............................................................. 18
17. Securities Law Matters............................................. 19
18. Funding............................................................ 19
19. No Employment Rights............................................... 19
20. Stockholder Rights................................................. 19
21. Nature of Payments................................................. 19
22. Non-Uniform Determinations......................................... 20
23. Adjustments........................................................ 20
24. Amendment of the Plan.............................................. 20
25. Effective Date; Termination
     of the Plan....................................................... 21
26. Controlling Law.................................................... 21
27. Action by the Company.............................................. 21



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     The Plan.  Outboard Marine Corporation (the "Company") hereby establishes the 1994 OMC Long-Term Incentive Plan (the "LTIP Plan"), effective September 8, 1993 (the "Effective Date"), subject to approval by the holders of a majority of the shares of common stock of the Company present, or represented, and voting at a meeting duly called and held. Grants and awards may be made hereunder prior to shareholder approval, provided that any such grants or awards shall be subject to such shareholder approval.

      1. Purpose. The Board of Directors of the Company believes that the efforts of executive employees of the Company are the foundation for the success of the Company and its subsidiaries, and that those efforts are effectively stimulated by providing those employees with personal financial stakes in the Company. Accordingly, the purpose of the LTIP Plan is to advance the interests of the Company and its subsidiaries by encouraging and facilitating the acquisition by executive employees of personal financial stakes in the Company and by otherwise making executive positions in the Company and its subsidiaries more attractive. The Board of Directors also anticipates that the opportunity to obtain such financial interests will prove attractive to promising executive talent and will assist the Company and its subsidiaries in attracting more highly skilled and dedicated employees.

      2.  Scope of the LTIP Plan.

           (a) Amount of Stock. The amount of the Company's common stock, par value $.15 per share (the "Stock"), which may be made subject to grants of options (including incentive stock options), stock appreciation rights ("SARs"), restricted stock or performance shares or units under the LTIP Plan during the term thereof shall not exceed an amount equal to (i) 1,000,000 of the Company's authorized but unissued shares of Common Stock, plus (ii) that number of shares previously authorized under the OMC Executive Equity Incentive Plan effective as of January 18, 1989 (the "1989 Plan") which are not granted under such plan as of the expiration date thereof and (iii) the number of shares of Stock that were subject to options or awards under the 1989 Plan but which have become available for reuse pursuant to Section 2(e) of the 1989 Plan. Stock issued hereunder may be such authorized or unissued shares of Stock or may be issued shares acquired by the Company or its subsidiaries on the market or otherwise.

           (b) Amount of Stock Subject to Incentive Stock Options. In any fiscal year, the number of shares of Stock with respect to which incentive stock options under the requirements of


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      Section 422 of the Internal Revenue Code of 1986, as amended (the
      "Code"), may be granted shall not exceed 333,333.

            (c) Amount of Stock Available for Grant to Reporting Persons. In any fiscal year, the amount of Stock which may be made subject to grants of options, SARs, restricted stock or performance shares or units to any person subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (a "Reporting Person"), shall not exceed an amount equal to Stock having an aggregate Fair Market Value (as defined in Article 6 herein) determined as of the date of the respective grant of 400% of the Reporting Person's base annual salary as of the first day of such fiscal year.

            (d) Adjustments. The aggregate number of reserved authorized but unissued shares of Stock shall be reduced by the aggregate number of shares of Stock acquired from time to time to be held as treasury shares reserved for use under the LTIP Plan. The aggregate number of shares of Stock, shares of restricted stock, SARs, performance shares, performance units and LSARs available under the LTIP Plan shall each be subject to adjustment upon the occurrence of any of the events and in the manner set forth in Article 23 hereof.

            (e) Reuse.  If, and to the extent:

                 (i) Option.  An option shall expire or terminate for any
            reason without having been exercised in full (including, without limitation, cancellation and re-grant pursuant to Article 3(g)), the shares of Stock subject thereto which have not become outstanding shall (unless the LTIP Plan shall have terminated) become available for issuance under the LTIP Plan;

                 (ii) Restricted Stock and Performance Shares.  Shares of Stock
            granted as restricted stock or performance shares or units under the LTIP Plan are forfeited for any reason, such shares of Stock shall (unless the LTIP Plan shall have terminated) become available for issuance under the LTIP Plan; provided, however, that if any dividends paid with respect to shares of restricted stock were paid to the Grantee prior to the forfeiture thereof, such shares shall not be reused for grants or awards to any Reporting Person;


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                 (iii) SARS.  SARs expire or terminate for any reason without having been exercised in full, an equal number of SARs shall (unless the LTIP Plan shall have terminated) become available for issuance under the LTIP Plan;

                 (iv) Performance Units.  Performance units expire or terminate for any reason without having been earned in full, an equal number of performance units shall (unless the LTIP Plan shall have terminated) become available for issuance under the LTIP Plan; and

                 (v) LSARS.  LSARs are exercised:

                       (1) if the LSARs were granted with respect to an option,
                  the shares of Stock subject thereto which have not become outstanding shall not again become available for issuance under the LTIP Plan, or
                       (2) if the LSARs were granted with respect to SARs, such
                  SARs shall not again become available for issuance under the LTIP Plan.

            (f) Purchase of Stock and Issuance Under the LTIP Plan. The Board of Directors of the Company (the "Board") or such committee of the Board that the Board shall specifically authorize or direct on its behalf shall have the authority to cause the Company to purchase from time to time, in such amounts and at such prices as the Board, in its discretion, shall deem advisable or appropriate, shares of Stock to be held as treasury shares and reserved and used solely for or in connection with grants under the LTIP Plan, at the discretion of the Committee.

      3. Administration. The LTIP Plan shall be administered by a committee, to be known as the Compensation Committee (the "Committee") or any successor committee, which shall include not less than three persons who are directors of the Company, who are not employees of the Company or any of its subsidiaries, and who shall be appointed, from time to time, by the Board. Members of the Committee shall not participate in the LTIP Plan and, at any time within one
(1) year prior to appointment to the Committee, or while serving on the Committee, (a) shall not have received or been eligible to receive options, shares of restricted stock, SARs, performance shares, performance units, or LSARs (the "Executive Benefits") hereunder or under any other plan or program of the Company or any subsidiary except to the extent that participation in any such plan or receipt of any such Executive Benefits would


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not adversely affect the Committee member's qualification as a disinterested person within the meaning of Rule 16b-3 under the 1934 Act; and
(b) shall not (i) have been an officer of the Company or any of its subsidiaries at any time, (ii) be an employee of the Company or any of its subsidiaries who is receiving compensation (A) for prior services to the Company or any of its subsidiaries, or (B) for personal services from the Company or any of its subsidiaries in any capacity other than as a director, except to the extent the receipt of such compensation would not adversely affect the Committee member's qualification as an outside director within the meaning of Section 162(m) of the Code. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the LTIP Plan, as follows:

           (a) to grant Executive Benefits;

           (b) to determine, subject to Article 5, (i) the Option Price (as defined in Article 5) of the Stock subject to each option, (ii) the purchase price (if any) of each share of restricted stock granted, (iii) the Performance Goals, Award Cycle, and Payment Value (as defined in
      Article 5) with respect to performance shares or performance units, (iv) the individuals to whom, and the time or times at which, Executive Benefits shall be granted, (v) whether or not options shall be incentive stock options (as defined in Article 5), (vi) whether or not specific SARs shall be identified with a specific option or specific shares of restricted stock, (vii) whether or not specific performance units shall be identified with a specific option or specific shares of restricted stock, and (viii) subject to Article 2, the number of shares of restricted stock, the number of SARs, the number of performance units, and the number of LSARs to be granted to each Grantee (as defined in Article 5) thereof;

           (c) to interpret the LTIP Plan;

           (d) to prescribe, amend, and rescind rules and regulations relating to the LTIP Plan, including, without limitation and subject to Article 14, the rules with respect to the exercisability of options, SARs, performance units, or LSARs or the nonforfeitability of shares of restricted stock upon the termination of employment of a Grantee (as defined in Article 5);

           (e) to determine the terms and provisions of the respective Executive Benefit agreements (which may, but need not be, identical) by which all Executive Benefits shall be

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      granted or awarded hereunder and, with the consent of the Grantee, to modify any such agreements (including, without limitation, the acceleration of the exercisability of options, SARs and LSARs, the payment of performance units subject to such agreement and the acceleration of the nonforfeitability of shares of restricted stock subject to such agreement);

           (f) to prescribe the method by which grants or awards of Executive Benefits shall be evidenced;

           (g) to cancel, with the consent of the Grantee thereof, outstanding options, SARs, performance units and LSARs and to grant or award new options, SARs, performance units and LSARs in substitution thereof;

           (h) to require withholding from or payment by a Grantee (as defined in Article 5) of any federal, state, or other governmental taxes;

           (i) to prohibit the election described in Article 11;

           (j) to impose such additional conditions, restrictions, and limitations upon exercise or retention of options, SARs or LSARs or upon the grant or retention of shares of restricted stock as the Committee may, prior to or concurrently with the grant thereof, deem appropriate, including, but not limited to, requiring simultaneous exercise of related identified options, SARs and LSARs and limiting the percentage of options and SARs which may from time to time be exercised by a Grantee;

           (k) to make all other determinations deemed necessary or advisable for the administration of the LTIP Plan; and

           (l) to amend the LTIP Plan to the extent permitted by Article 24.

The determination of the Committee on all matters relating to the LTIP Plan or any agreement with respect to Executive Benefits shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the LTIP Plan or any grant thereunder.

      4. Eligibility. Executive Benefits may be granted or awarded to any employee of the Company or any of its subsidiaries whose rates of pay or fringe benefits are not negotiated under a collective bargaining agreement. In selecting the individuals to

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whom Executive Benefits shall be granted or awarded, as well as in determining the number of shares of Stock subject to each individual Executive Benefit to be granted or awarded, the Committee shall take into consideration such factors as it, in its discretion, deems relevant in connection with promoting the purposes of the LTIP Plan.

      5. Conditions to Grants. The date of the grant (the "Grant Date") of an option, shares of restricted stock, SARs, performance shares or performance units (under the LTIP Plan or any other employee stock option plan of the Company or any of its subsidiaries) shall be the date on which the Committee makes the grant, or such later date as specified in advance by the Committee. The Grant Date of a LSAR shall be deemed to be the date on which the underlying option or SAR was granted, whether granted under the LTIP Plan or any other employee stock option plan of the Company or any of its subsidiaries. Subject to the provisions of Article 2 hereof, an individual who has been granted one or more Executive Benefits (a "Grantee") may, if such Grantee is otherwise eligible, be granted additional Executive Benefits if the Committee shall in its discretion so determine. Subject to the other provisions of the LTIP Plan, Executive Benefits may be granted under terms and conditions which differ among the Grantees thereof. The term of each option (subject to Article 5(b) with respect to each incentive stock option), SAR, performance share, performance unit and LSAR granted shall be for a period of not more than fifteen (15) years from the Grant Date, and shall be subject to earlier termination as herein provided. To the extent not set forth in the LTIP Plan, the terms and conditions of each grant of an Executive Benefit shall be set forth in a written agreement between the Company and the Grantee thereof.

           (a) Grant of Options and Option Price. Before the grant of any option, the Committee shall determine the per share purchase price of the Stock subject to such option (the "Option Price"); provided that the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value (as defined in Article 6) of the Stock on the Grant Date.

           (b) Grant of Incentive Stock Options. At the time of the grant of any option, the Committee may designate that such option shall be an incentive stock option under the Code and subject to additional restrictions to permit it to qualify as an "incentive stock option" under the requirements of Section 422 (or any successor provision) of the Code. Any option designated as an incentive stock option:

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                 (i) shall have an Option Price of (1) not less than 100% of the Fair Market Value of the Stock on the Grant Date or (2) in the case of an employee who owns stock (including stock treated as owned under Section 425(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a "10% Owner"), not less than 110% of the Fair Market Value of the Stock on the Grant Date;

                 (ii) shall be for a period of not more than ten (10) years
            (five (5) years, in the case of a 10% Owner) from the Grant Date, and shall be subject to earlier termination as herein provided;

                 (iii) shall, notwithstanding the provisions relating to
            termination of employment set forth in Article 14(b)(i), (ii),
            (iii), and (iv) hereof, not be exercisable more than three (3) months (or one (1) year, in the case of a Grantee who is disabled within the meaning of Section 22(e)(3) of the Code) after termination of employment;

                 (iv) shall not have an aggregate Fair Market Value (determined for each incentive stock option at the time it is granted) of Stock with respect to which incentive stock options are exercisable for the first time by such Grantee during any calendar year (under this Plan and any other employee stock option plan of the Grantee's employer or any parent or subsidiary thereof ("Other Plans")), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the "$100,000 Limit");

                 (v) shall, if the aggregate Fair Market Value of Stock
            (determined on the Grant Date) with respect to all incentive stock options previously granted under this Plan and the Other Plans ("Prior Grants") and any incentive stock options under such grant (the "Current Grant") which are exercisable for the first time during any calendar year would exceed the $100,000 Limit, be exercisable as follows:

                       (1) The portion of the Current Grant exercisable for the
                 first time by the Grantee during any calendar year which, when added to any portions of any Prior Grants exercisable for the first time by the Grantee during any such calendar

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                  year, would be exercisable for stock which would have an
                  aggregate Fair Market Value (determined at the time of each such grant) in excess of the $100,000 Limit, shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it, when added to all Prior Grants, could be exercisable for the first time by the Grantee without exceeding the $100,000 Limit, and

                       (2) If, viewed as of the date of the Current Grant, any
                  portion of a Current Grant could not be exercised under the provisions of the immediately preceding sentence during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an incentive stock option, but shall be exercisable as a separate option at such date or dates as are provided in the Current Grant;

                  (vi) shall be granted within ten (10) years from the earlier of the date the LTIP Plan is adopted or the date the LTIP Plan is approved by the shareholders of the Company; and

                  (vii) shall require the Grantee to notify the Committee of any disposition of any Stock issued pursuant to the exercise of the incentive stock option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten (10) days of such disposition.

            (c) Grant of Shares of Restricted Stock. Before the grant of any shares of restricted stock, the Committee shall determine, in its discretion:

                 (i) whether the certificates for such shares shall be
            distributed to the Grantee, held in escrow by the Secretary of the Company until such shares become nonforfeitable or are forfeited or to be recorded as owned by the Grantee in an appropriate book entry system designed to account for such restricted stock,

                 (ii) the per share purchase price, if any, of such shares, and

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                 (iii) any other terms, conditions or restrictions applicable to such grant.

      Payment of the purchase price, if any, for shares of restricted stock may, at the election of the Grantee, be paid (1) in cash, (2) in Stock valued at its Fair Market Value on the date of purchase, or (3) in any combination of cash and stock; provided, however, that the use of Stock in payment of such purchase price by an officer or director of the Company is subject to the prior receipt by the Company of either a favorable opinion of legal counsel or a "no action" letter from the staff of the Securities and Exchange Commission ("SEC") with respect to the exemption of such use of stock from Section 16(b) of the 1934 Act or the nonapplicability of such Section 16(b). If newly issued shares are granted as restricted stock, the purchase price for each share shall be no less than the par value of such shares.

            The restrictions applicable to restricted stock granted pursuant to the LTIP Plan shall provide that if the Grantee's share of restricted stock is forfeited, then:

                 (i) the Grantee shall be deemed to have resold such share of restricted stock to the Company at the lesser of (1) the purchase price paid by the Grantee (such purchase price shall be deemed to be zero dollars ($0) if no purchase price was paid) or (2) the Fair Market Value of a share of Stock on the date of such forfeiture,

                 (ii) the Company shall pay to the Grantee the amount
            determined under clause (i) of this sentence, and

                 (iii) such share of restricted stock shall cease to be
            outstanding, and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of such forfeiture and resale.

      The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions may lapse prior to the expiration of the restrictions or to remove any or all of the restrictions.


           Any share of restricted stock shall bear an appropriate legend specifying that such share is non-transferable and subject to the restrictions set forth in this Article 5(c) or as determined by the Committee. If any shares of restricted stock become nonforfeitable, the Company shall cause

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      certificates for such shares to be issued or reissued without a legend.

            (d) Grant of SARS. When granted, SARs may, but need not, be identified with shares of Stock subject to a specific option or specific shares of restricted stock of the Grantee (including any option or shares of restricted stock granted under this Plan or any other employee stock option plan or restricted stock plan of the Company or any of its subsidiaries on or before the Grant Date of the SARs). If a Grantee's SARs are identified with shares of Stock subject to an option or with shares of restricted stock, then, unless otherwise provided for in the Grantee's SARs agreement, (i) upon the expiration, termination, forfeiture, or cancellation of such option or shares of restricted stock,
      (ii) upon the purchase of shares of Stock subject to such option, or
      (iii) upon the nonforfeitability of such shares of restricted stock, as the case may be, the Grantee's associated SARs shall terminate.

            (e) Grant of Performance Shares. All performance share grants under the LTIP Plan shall be evidenced by agreements or certificates (the "Performance Share Certificate") containing the terms and conditions of the grant. At or before the grant of any performance shares, the Committee shall:

                 (i) determine the Performance Goals applicable to the
            Performance Shares;

                 (ii) designate a period of not less than one (1) year but not more than three (3) years for the measurement of the extent to which the Performance Goals have been attained (the "Award Cycle"); and

                 (iii) determine the percentage of the Performance Shares which shall become nonforfeitable as a result of the Company's performance against the Performance Goals during the Award Cycle.

            (f) Grant of Performance Units. All performance units granted under the LTIP Plan shall be evidenced by certificates (the "Certificates").
      At or before the grant of any performance unit, the Committee shall:

                 (i) determine Performance Goals applicable to such grants,

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                 (ii) designate an Award Cycle, of not less than one (1) year nor more than three (3) years, for the measurement of the extent to which these Performance Goals are attained, and

                 (iii) determine the value of a performance unit which shall be a stated percentage (which may exceed 100%) of the Stock's Fair Market Value on the date of such determination (the "Payment Value").

For purposes of paragraph 5(e) and paragraph 5(f), Performance Goals established by the Committee shall be based upon Company performance, the performance of the Fair Market Value of the Stock in relation to its historical performance and that of applicable market indices and market peer groups, or such other factors as the Committee may determine. In all cases, the Performance Goals must include a minimum performance standard below which no portion of the performance shares or performance units shall become nonforfeitable. Upon the completion of the Award Cycle, the Committee shall certify the level of Performance Goals attained and the portion of award which shall become nonforfeitable or payable as a result thereof.

            (g) Grant of LSARS. LSARs shall automatically be granted to each Grantee upon the grant of any option or SAR under the LTIP Plan except as otherwise provided by the Committee, in its discretion, in such grant. Each LSAR shall be identified with a share of Stock subject to an option or a SAR of the Grantee and the number of LSARs granted to a Grantee shall equal the sum of the number of shares of Stock subject to the option or the number of SARs with which such LSARs are identified. The Committee may also grant a LSAR with respect to any share of stock subject to an option or SAR previously granted hereunder or under any previously established employee stock option plan of the Company or any of its subsidiaries. Upon (i) the expiration, termination, forfeiture, or cancellation of a Grantee's option or SARs, or (ii) the purchase of shares of Stock subject to such option, as the case may be, the Grantee's associated LSARs shall terminate.

      6. Definition of "Fair Market Value". The term "Fair Market Value" means:

           (a) if on the applicable date the Stock is listed for trading on a national or regional securities exchange or authorized for quotation on the National Association of Securities Dealers Inc.'s NASDAQ National Market System ("NASDAQ/NMS"), the closing price of the Stock on such

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      exchange or NASDAQ/NMS, as the case may be, on the applicable date, or if no sales of Stock shall have occurred on such exchange or NASDAQ/NMS, as the case may be, on the applicable date, the closing price of the Stock on the next preceding date on which there were such sales,

           (b) if on the applicable date the Stock is not listed for trading on a national or regional securities exchange or authorized for quotation on NASDAQ/NMS, the mean between the closing bid price and the closing ask price of the Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") with respect to the applicable date or, if closing bid and ask prices for Stock shall not have been so reported with respect to the applicable date or, if closing bid and ask prices for Stock shall not have been so reported with respect to the applicable date, on the next preceding date with respect to which such bid and ask prices were so reported,

           (c) if on the applicable date the Stock is not listed for trading on a national or regional securities exchange or is not authorized for quotation on NASDAQ/NMS or NASDAQ, the Fair Market Value of the Stock as determined in good faith by the Committee, or

           (d) for purposes of Article 9(d), the Fair Market Value of one share of Stock in the event of a Change of Control shall be the highest Fair Market Value (determined under paragraphs (a), (b) and (c) above) of one share of Stock during the 180-day period preceding the applicable date or, if greater, the highest price per share of Stock paid in connection with the Change of Control.

Such price shall be subject to adjustment as provided in Article 23 hereof.

      7. Grantee's Agreement to Serve. Each Grantee who is granted an option, shares of restricted stock, SARs, performance shares or performance units (or any combination thereof) shall, by the terms of such Grantee's option agreement, restricted stock agreement, SAR agreement, or performance share or performance unit certificate (as applicable) agree that such Grantee will remain in the employ of the Company or any of its subsidiaries for at least one
(1) year after the Grant Date. No obligation of the Company or any of its subsidiaries as to the length of employment shall be implied by the terms of this Plan or any grant of an option, shares of restricted stock, SARs, performance shares or performance units hereunder. The Company and its subsidiaries reserve the same rights to terminate employment of any Grantee as existed prior to the effective date of this Plan.

      8. NON-TRANSFERABILITY. Each option, SAR, performance share, performance unit, and LSAR granted or awarded hereunder shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee's lifetime, only by the Grantee. Each share of restricted stock shall be non-transferable until such share becomes nonforfeitable.

      9.  Exercise and Payment.

           (a) Exercise of Options. Subject to the provisions of Article 14 and such terms and conditions as the Committee may impose, each option shall be exercisable in one or more installments at such time as determined by the Committee. Each option shall be exercised by delivery to the Company of written notice of intent to purchase a specific number of shares of Stock subject to the option. The Option Price of any shares of Stock as to which an option shall be exercised shall be paid in full on the date of exercise. Payment may, at the election of the Grantee, be made in (i) cash, (ii) Stock valued at its Fair Market Value on the date of exercise, including, with the consent of the Committee and if the Company obtains an opinion of counsel for the Company or a "no action" letter from the staff of the SEC to the effect that no violation of
      Section 16(b) of the 1934 Act would result, by pyramiding (i.e., paying the Option Price with shares of Stock simultaneously acquired by option exercise), or (iii) any combination of cash and Stock.

           (b) Exercise of SARS. Subject to the provisions of Article 14 and such terms and restrictions as the Committee may impose, each SAR shall be exercisable at such time as determined by the Committee. SARs shall be exercised by delivery to the Company of written notice of intent to exercise a specific number of SARs. Unless otherwise provided in the SAR agreement, the exercise of SARs which are identified with shares subject to an option or shares of restricted stock shall result in the cancellation or forfeiture of such option or shares of restricted stock, as the case may be, to the extent of such exercise.

           The benefit for each SAR exercised shall be an amount equal to the difference between:

                  (i) the Fair Market Value of one share of Stock on the date of the exercise of the SAR, and

                  (ii) an amount which equals

                       (1) in the case of a SAR identified with a share of
                  Stock subject to an option, the Option Price of such option, unless the Committee in the grant specified a higher price, or

                       (2) in the case of any other SAR, the Fair Market Value
                  of one share of Stock on the Grant Date;
      provided that the Committee, in its discretion, may provide that the benefit for any SAR shall not exceed a stated percentage of the Fair Market Value of one share of Stock on such Grant Date. The benefit upon the exercise of a SAR shall be payable in cash unless, in the opinion of the Committee, with respect to any particular exercise, it would be in the best interests of the Company that benefits be paid wholly or partly in Stock.

            (c) Payment of Performance Shares or Performance Units. Subject to the provisions of Article 14 and such terms and restrictions as the Committee may impose, the Committee shall, at the end of each Award Cycle, evaluate the Company's or Grantee's performance in light of the Performance Goals for such Award Cycle and shall then determine the number of performance shares or performance units which, of the total number of such performance shares or performance units granted to such Grantee, have been earned. As soon as practicable following such determination, the Committee shall deliver to the Grantee a certificate for the shares of Stock deemed earned. Payment to the Grantee may be made in the form of cash if in the opinion of the Committee, with respect to any particular shares, it would be in the best interests of the Company that benefits be paid, wholly or partly, in cash. The Committee may, in its discretion, permit the deferment of the payment provided that the election to defer is made prior to the applicable Award Cycle.

            (d) Exercise of LSARS. Notwithstanding the provisions of Article 10, but subject to the provisions of Articles 14 and 15 hereof, each LSAR held by a Grantee who is an officer or director of the Company (for purposes of Section 16 of the 1934 Act) at the time of a Change of Control (as defined in Article 15) shall be paid in cash, the amount as determined below. No LSAR held by any Grantee who is not an officer or director of the Company (for purposes of Section 16 of the 1934 Act) at the time of a Change of Control shall become payable upon such Change of Control.
      The payment of LSARs which are identified with an option or SARs shall result in the cancellation or forfeiture of such option or SARs, as the case may be.

            Within five (5) days of the Change of Control, the Company shall pay the Grantee, in cash, an amount equal to:

                  (i) in the case of a LSAR identified with an option, the
            difference between

                        (1) the Fair Market Value of one share of Stock on the
                  date of exercise of the LSAR, and

                        (2) the Option Price of the option,

                  (ii) in the case of a LSAR identified with a SAR, the
            difference between

                        (1) the Fair Market Value of one share of Stock on the
                  date of exercise of the LSAR and

                        (2) an amount which equals

                             (A) in the case of a SAR identified with an
                        option, the Option Price of such option, unless the Committee in the grant specified a higher price, or

                             (B) in the case of any other SAR, the Fair Market
                        Value of one share of Stock on the Grant Date;

                  provided that the amount determined under this clause (ii) shall, if the agreement relating to the associated SARs so provides, not exceed the maximum benefit provided in such agreement.

            (e) Special Rules for Officers and Directors. With respect to Reporting Persons, (a) no SAR shall be exercisable for six (6) months from its Grant Date, (b) no option identified with a SAR shall be exercisable for six (6) months from such option's Grant Date and (c) no LSAR shall be exercisable for six (6) months from the Grant Date of the SAR or option identified with such LSAR (except to the extent that the Company obtains an opinion of counsel for the Company or a "no action" letter from the staff of the SEC to the effect that such limitation is not required by Rule 16b-3 (or any successor provision) under the 1934
      Act). Solely for purposes of measuring the six month period pursuant to this paragraph 9(e), the Grant Date of any grant made prior to the date of shareholder approval of this Plan shall be deemed to be the date of such shareholder approval. This limitation shall not apply if the death or Permanent Disability (as defined in Article 15(b)(iii)) of the Grantee occurs prior to the expiration of the six-month period.

      10. Accelerated Exercise and Accelerated Nonforfeitability. Notwithstanding any other provisions of the LTIP Plan except Article 9(d) and 9(e) and as otherwise provided in this Article, all options and SARs granted under the LTIP Plan shall be exercisable, all performance shares and performance units granted under the LTIP Plan shall be payable and all shares of restricted stock shall be nonforfeitable and freely transferable commencing on the date of a Change of Control, as defined in Article 15.

      In the event of acceleration under this Article 10, the benefit payable with respect to any performance share or unit for which the Award Cycle has not ended shall be equal to the Payment Value for such performance share or unit multiplied by a fraction, the numerator of which is the number of days in the Award Cycle prior to such acceleration and the denominator of which is the number of days in the Award Cycle.

      In the event of such acceleration, regardless of whether the Grantee remains employed for one (1) year after the applicable Grant Date, Article 7 shall not be construed to prevent the exercise of such Grantee's options or SARs, the payment of such Grantee's performance units or the nonforfeitability of such Grantee's performance shares and shares of restricted stock.

      11. Notification under Section 83(b). Provided that the Committee has not prohibited such Grantee from making the following election, if a Grantee shall, in connection with (a) the exercise of any option or SAR, (b) the payment of any performance share or performance unit or (c) the grant of any performance share or share of restricted stock, make the election permitted under Section 83(b) of the Code (i.e., an election to include in such Grantee's gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Grantee shall notify the Committee, or such persons designated by the Committee (the "Designee"), of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

      12.  Withholding Taxes.

           (a) Whenever under the LTIP Plan, cash or shares of Stock are to be delivered upon exercise of an option, SAR, or LSAR, upon the payment of a performance unit or upon a performance share or share of restricted stock becoming nonforfeitable, or any other event with respect to rights and benefits hereunder, the Company shall be entitled to require as a condition of delivery that the Grantee remit an amount sufficient to satisfy all federal, state, and other governmental withholding tax requirements related thereto.

           (b) If any disqualifying disposition described in Article 5(b)(vii) is made with respect to shares of Stock acquired under an incentive stock option granted pursuant to the LTIP Plan or any election described in
      Article 11 is made, then the person making such disqualifying disposition or election shall remit to the Company an amount sufficient to satisfy all federal, state, and other governmental withholding taxes thereby incurred; provided that, in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation otherwise due to the employee.

      13.  Elective Share Withholding.

           (a) A Grantee may, subject to Committee approval, elect (i) the withholding by the Company of a portion of the shares of Stock otherwise deliverable to such Grantee upon such Grantee's exercise of an option or SAR, payment of a performance unit or upon a performance share or share of restricted stock becoming nonforfeitable, (ii) to tender back to the Company shares of Stock issued upon such exercise, payment or which become nonforfeitable, (iii) to deliver other previously owned shares of Stock ((i), (ii) and (iii) are collectively referred to as "Share Withholding"), in any event, having a Fair Market Value equal to:

                 (A) the amount necessary to satisfy such Grantee's
            required federal, state, or other governmental withholding tax liability with respect to the exercise of the option or SAR, the payment of the performance unit or the performance share or the share of restricted stock becoming nonforfeitable, or

                 (B) a greater amount, not to exceed the estimated total amount of such Grantee's tax liability with respect to the exercise of the option or SAR, the payment of the performance unit or to the performance share or share of restricted stock becoming nonforfeitable.

            (b) Share withholding is subject to Committee approval. Each Share Withholding election by a Grantee shall be subject to the following restrictions:

                 (i) it must be made prior to the date (the "Tax Date") on
            which the amount of tax to be withheld is determined;

                 (ii) it shall be irrevocable;

                 (iii) it shall be subject to the disapproval of the Committee;

                 (iv) if a Grantee is a Reporting Person, such election may not be made within at least six (6) months after the grant of the related option, SARs, or the award of performance shares or units (except that this limitation shall not apply if the death or Permanent Disability of the participant occurs prior to the expiration of the six-month period); and

                 (v) if a Grantee is a Reporting Person, such elections must be made either at least six (6) months prior to the Tax Date or in the ten business day "window period" beginning on the third business day following the release of the Company's quarterly or annual summary statement of sales and earnings.

      14.  Termination of Employment.

           (a) Except as otherwise provided by the Committee in the grant or subsequent to such grant, a Grantee's performance shares or units and shares of restricted stock that are not nonforfeitable shall be forfeited
      (i) on the first date the Grantee is no longer employed by the Company or any of its subsidiaries or (ii) with respect to a Grantee who is an employee of a subsidiary of the Company, on the first date on which the Company no longer owns shares of stock conferring at least fifty percent (50%) of the aggregate voting power of such subsidiary's outstanding stock (a "Termination of Employment").

            (b) An unexercised option or SAR shall terminate on a Grantee's Termination of Employment, except that:

                 (i) if the Grantee's employment is terminated by the death of the Grantee, subject to Article 5(b)(iii), any unexercised option or SARs, to the extent exercisable on the date of the Grantee's death, may be exercised, in whole or in part, at any time within one (1) year after the date of death by the Grantee's personal representative or by the person to whom the option or SARs are transferred by will or the applicable laws of descent and distribution;

                 (ii) if the Grantee's employment is terminated as a result of retirement under the provisions of a retirement plan of the Company or any of its subsidiaries applicable to the Grantee (or on or after age 60 if no retirement plan of the Company or any of its subsidiaries is applicable to the Grantee), subject to Article 5(b)(iii), all of such Grantee's unexercised options or SARs which were granted more than one year prior to the Termination of Employment, may be exercised, in whole or in part, at any time within a period of years after the date of such Termination of Employment, as such period is set by the Committee, which period may, in no event, extend beyond the period specified in the related option agreement; provided that, if the Grantee dies after such Termination of Employment and before the expiration of the applicable period, such option or SARs may be exercised by the deceased Grantee's personal representative or by the person to whom the option or SARs are transferred by will or the applicable laws of descent and distribution within one (1) year after the Grantee's death;

                 (iii) if the Grantee's employment is terminated as a result of the Permanent Disability of the Grantee, subject to Article 5(b)(iii), any unexercised option or SARs, to the extent exercisable at the date of such Termination of Employment, may be exercised, in whole or in part, at any time within one (1) year after the date of such Termination of Employment; provided that, if the Grantee dies after such Termination of Employment and before the expiration of such one (1) year period, such option or SARs may be exercised by the deceased Grantee's personal representative or by the person to whom the option or SARs are transferred by will or the applicable laws of descent and distribution within one (1) year after the Grantee's death. The term "Permanent Disability" means a mental or physical condition which, in the opinion of the Committee, renders a Grantee unable or incompetent to carry out the job responsibilities which such Grantee held or tasks to which such Grantee was assigned at the time the disability was incurred and which is expected to be permanent or for an indefinite duration; or

                 (iv) if the Grantee has a Termination of Employment for any
            reason other than retirement, death or disability, subject to
            Article 5(b)(iii), any unexercised options or SARs, to the extent exercisable at the date of such Termination of Employment, may be exercised, in whole or in part, at any time within 90 days after the date of such Termination of Employment; provided that if the Grantee dies after such Termination of Employment and before the expiration of such 90 day period, such option or SARs may be exercised by the deceased Grantee's personal representative or by the person to whom the option or SARs are transferred by will or the applicable laws of descent and distribution within one (1) year after the Grantee's death.

            (c) All performance shares or units held by a Grantee with respect to an Award Cycle which has not ended at the time of a termination of such Grantee's employment with the Company shall be forfeited, except that the Committee shall pay to the Grantee in the event such termination is due to the Grantee's retirement, disability or for such other reasons as the Committee shall determine shall not cause a forfeiture or, in the event of the Grantee's death, to the Grantee's personal representative or to the person to whom the performance shares or units are transferred by will or the applicable laws of descent and distribution an amount determined to be fair and equitable by the Committee under the circumstances.

            (d) Notwithstanding the foregoing, any LSAR exercisable on the Grantee's Termination of Employment shall remain exercisable until the end of the sixty (60) day period beginning on Grantee's Termination of Employment date.

            (e) Any of the provisions herein to the contrary notwithstanding, no option, SAR, or LSAR shall be exercisable beyond the term specified in the related agreement thereof.

      15. Definition of "Change of Control". A "Change of Control" shall be deemed to have occurred if:

           (a) any "person" (as defined in Section 13(d) and 14(d) of the 1934
      Act), other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities; or

           (b) during the period of two (2) consecutive years (not including any period prior to the shareholders approval of the LTIP Plan) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) (other than a director designated by a "person" who has entered into an agreement with the Company to effect a transaction described in Sections (a), (c) or (d) of this Article 15), whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (23) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

           (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty-percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or a similar transaction in which no "person" acquires fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities); or

           (d) the shareholders of the Company approve a plan of complete liquidation of the Company or the Company enters into an agreement for the sale or other disposition of all or substantially all of the Company's assets or the Company otherwise disposes of such assets.

      The Company shall notify all Grantees of the occurrence of a Change of Control promptly after its occurrence, but any failure of the Company so to notify shall not deprive the Grantees of any rights accruing hereunder by virtue of a Change of Control.

      16. Substituted Options, SARS, Performance Shares and Performance Units. If the Committee cancels, with the consent of a Grantee, any option, SAR, performance share or performance unit granted under the LTIP Plan, and a new option, SAR, performance share or performance unit is substituted therefor, then the Committee may, in its discretion, provide that the Grant Date of the canceled option, SAR, performance share or performance unit shall be the date used to determine the earliest date or dates for exercising the new substituted option or SAR or payment of the performance share or performance unit under
Article 9 hereof so that the Grantee may exercise the substituted option or SAR or receive payment for the substituted performance share or performance unit at the same time as if the Grantee had held the substituted option, SAR, performance share or performance unit since the Grant Date of the canceled option, SAR, performance share or performance unit; provided, however, that no Grantee who for purposes of Section 16 of the 1934 Act is an officer or director of the Company may exercise a substituted SAR or a substituted option identified with a SAR or LSAR within less than six months after the Grant Date (calculated without reference to this Article 16) of such substituted SAR or option unless the Company shall have received an opinion of counsel or "no action" letter from the staff of the SEC to the effect that such limitation is not required by Rule 16b-3(e)(2) (or any successor provision) under the 1934 Act.

      17.  Securities Law Matters.

           (a) Where an investment intent representation or restrictive legend is deemed necessary to comply with the Securities Act of 1933, the Committee may require a written representation to that effect by the Grantee, or may require that such legend be affixed to certificates for shares of Stock, at the time the option is exercised or a performance share or a share of restricted stock is granted or becomes nonforfeitable.

           (b) If based upon the opinion of counsel to the Company, the Committee determines that the exercise of any options, the nonforfeitability of any performance shares or shares of restricted stock, or the payment of benefits upon the exercise of any SARs or the expiration of any performance units would violate any applicable provision of (i) state or federal securities law or (ii) the listing requirements of any securities exchange registered under the 1934 Act on which are listed any of the Company's equity securities, then the Committee may postpone any such exercise, nonforfeitability or payment provided, however, that the Company shall use its best efforts to cause such exercise, nonforfeitability or payment to comply with all such provisions at the earliest practicable date; and provided further, that all authority under this Article 17(b) shall expire from and after the date of any Change of Control.

      18. Funding. Benefits payable under the LTIP Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under the LTIP Plan.

      19. No Employment Rights. Neither the establishment of the LTIP Plan, nor the granting of any option, shares of restricted stock, SARs, performance shares or performance units under the LTIP Plan shall be construed to (a) give any Grantee the right to remain employed by the Company or any of its subsidiaries or to any benefits not specifically provided by the LTIP Plan or
(b) in any manner modify the right of the Company or any of its subsidiaries to modify, amend, or terminate any of its employee benefit plans.

      20. Stockholder Rights. A Grantee shall not, by reason of any option, SARs, performance shares, performance units, or LSARs granted hereunder, have any right as a shareholder of the Company with respect to the shares of Stock which may be deliverable upon exercise of such option or SARs or the payment of performance shares or performance units until such shares have been delivered to such Grantee. Shares of restricted stock held by a Grantee shall confer on the Grantee all rights of a shareholder of the Company, except as otherwise provided in this Plan or the Grantee's performance share certificate or restricted stock agreement.

      21. Nature of Payments. Any and all grants of Executive Benefits, payments of cash, or deliveries of shares of Stock hereunder shall constitute special performance payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any of its subsidiaries or (b) any agreement between the Company or any subsidiary, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.

      22. Non-Uniform Determinations. No determinations under the LTIP Plan by the Board or the Committee need be uniform and may be made by the Committee or the Board selectively among persons who receive, or are eligible to receive, grants and awards under the LTIP Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, to enter into non-uniform and selective option agreements, restricted stock agreements, SAR agreements, performance share agreements, performance unit agreements, or LSAR agreements as to (a) the persons to receive grants or awards under the LTIP Plan, (b) the terms and provisions of such grants or awards under the LTIP Plan, and (c) the treatment, under Article 14, of leaves of absence.

      23. Adjustments. Any option agreement, restricted stock agreement, SARs agreement, performance share agreement or performance unit agreement or certificate entered into hereunder may contain such provisions as the Committee shall determine for equitable adjustment of:

           (a) the number of shares of Stock covered thereby,

           (b) the Option Price, or

           (c) the Fair Market Value of Stock to be used to determine the amount of the benefit payable upon exercise of SARs or the payment of performance shares or units to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, asset spin-off, reorganization, or similar event, of or by the Company. In any such event, regardless of whether specified in an option agreement, restricted stock agreement, SARs agreement, performance share agreement or certificate or performance unit agreement or certificate, the aggregate number of shares of Stock, shares of restricted stock, SARs, and performance shares or units available under the LTIP Plan shall be appropriately adjusted to equitably reflect such event.

      24. Amendment of the LTIP Plan. The Board, or the Committee to the extent authorized by the Board, may make such modifications of the LTIP Plan as it shall deem advisable, without further approval of the shareholders of the Company, except as such shareholder approval may be required under (i) Rule 16b-3 (or any successor provision) under the 1934 Act or (ii) the listing requirements of any securities exchange registered under the 1934 Act on which are listed any of the Company's equity securities, or, with respect to provisions pertaining to incentive stock options granted or which may be granted under the LTIP Plan, the requirements of Sections 422 and 424 of the Code.

      25. Effective Date; Termination of the LTIP Plan. The LTIP Plan shall become effective as of September 8, 1993, by action of the Board of Directors conditioned on and subject to approval of the LTIP Plan by the vote of the shareholders of the Company holding a majority of the shares of Stock present in person or by proxy at a duly held meeting of shareholders. The LTIP Plan shall terminate January 16, 1997, or at such earlier time as the Board may, in its discretion, determine. Any termination of the LTIP Plan, whether in whole or in part, shall not affect any Executive Benefits then outstanding under the LTIP Plan.

      26. Controlling Law. The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to the LTIP Plan.

      27. Action by the Company. Any action required by the Company under the LTIP Plan shall be by resolution of the Board of Directors of the Company